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                                                                      EXHIBIT 11

THE AES CORPORATION

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

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
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Year Ended December 31,                                               1997             1998             1999
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          ($ in millions, except per share amounts)
BASIC

    WEIGHTED AVERAGE SHARES
      OUTSTANDING                                                     166.6            177.5            191.5
                                                                  -------------    -------------    -------------

    NET INCOME BEFORE EXTRAORDINARY ITEMS                         $     188        $     307        $     245
                                                                  =============    =============    =============

    PER SHARE AMOUNT                                              $    1.13        $    1.73        $    1.28
                                                                  =============    =============    =============

DILUTED

Weighted Average Number of Shares
   of Common Stock Outstanding                                        166.6            177.5            191.5

Effect of Dilutive Stock Options and
   Warrants Based on the Treasury Stock
   Method Using Ending Market Price                                     4.4              4.3              4.5

Stock Units Allocated to the Deferred
   Compensation Plans for
   Executives and Directors                                             0.5              0.3              0.2

Effect of Convertible Debt - Based on
   the If-Converted Method                                              6.3              6.9                -
                                                                  -------------    -------------    -------------

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
    WEIGHTED AVERAGE SHARES
      OUTSTANDING                                                     177.8            189.0            196.2
                                                                  =============    =============    =============

    NET INCOME BEFORE EXTRAORDINARY ITEMS                         $     188        $     307   $          245
Additional Contribution to Net Income if
  Convertible securities are fully converted                             10                9                -
                                                                  -------------    -------------    -------------
    ADJUSTED NET INCOME BEFORE EXTRAORDINARY ITEMS                $     198        $     316        $     245
                                                                  =============    =============    =============

    PER SHARE AMOUNT                                              $    1.11        $    1.67             1.25
                                                                  =============    =============    =============
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